Exhibit 10.2

EXECUTION VERSION

TAX MATTERS AGREEMENT

by and between

General Growth Properties, Inc.

and

Rouse Properties, Inc.

Dated as of January 12, 2012

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of January 12, 2012, is by and between General Growth Properties, Inc., a Delaware corporation (“GGP”) and Rouse Properties, Inc., a Delaware corporation (“Spinco”).  Each of GGP and Spinco is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, the board of directors of GGP has determined that it is in the best interests of GGP and its shareholders to create a new publicly traded company which shall operate the Spinco Business;

WHEREAS, the board of directors of GGP and the board of directors of Spinco have approved (i) the Restructuring, and (ii) the Distribution, all as more fully described in the Separation Agreement and the other Transaction Documents;

WHEREAS, as a result of the Restructuring and the Distribution, the Parties desire to enter into this Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes (including any Taxes incurred in connection with the Restructuring and the Distribution), entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies;

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01.        General.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 9.01.

“Adjustment” means any proposed or final change in the Tax liability of a taxpayer.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Common Parent” means (i) for U.S. federal income tax purposes, the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated income Tax Return, or (ii) for state, local or foreign Tax purposes, the common parent (or the equivalent thereof) of a Tax Group.

“Consolidated Return” means, with respect to the GGP Group and Spinco Group, respectively, the U.S. federal income Tax Return required to be filed by (i) a GGP Entity as the Common Parent or (ii) a Spinco Entity as the Common Parent.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Effective Date” means the date of the Distribution.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax; or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“GGP” has the meaning set forth in the preamble to this Agreement.

“GGP Entity” means any member of the GGP Group.

“GGP Taxes” means any Taxes allocated to GGP pursuant to Article II.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to net income, profits, or gains (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, excise, or transfer or similar Taxes).

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article IV.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article IV.

“Independent Firm” has the meaning set forth in Section 8.01(b)(iii).

“Information” has the meaning set forth in Section 8.01(a).

“Information Request” has the meaning set forth in Section 8.01(a).

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.

“Party” has the meaning set forth in the preamble to this Agreement.

“Past Practice” has the meaning set forth in Section 3.03(a)(i).

“Pre-Closing Period” means any taxable period ending on or before the Effective Date.

“Post-Closing Period” means any taxable period beginning after the Effective Date.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Restructuring/Distribution Taxes” means any Taxes incurred in or by reason of the Restructuring or the Distribution.

“Representative” has the meaning set forth in Section 8.01(b)(iii).

“Response Deadline” has the meaning set forth in Section 8.01(b)(i).

“Separate Return” means (i) in the case of the GGP Group, a Tax Return of any GGP Entity (including any Consolidated, combined, affiliated, or unitary Tax Return) that does not include, for any portion of the relevant taxable period, any Spinco Entity that is a regarded entity for U.S. federal income tax purposes and (ii) in the case of the Spinco Group, a Tax Return of any Spinco Entity (including any Consolidated, combined, affiliated, or unitary Tax Return) and that does not include, for any portion of the relevant taxable period, any GGP Entity that is a regarded entity for U.S. federal income tax purposes.

“Separation Agreement” means the Separation Agreement by and between the Parties dated as of January 12, 2012.

“Spinco” has the meaning set forth in the preamble to this Agreement.

“Spinco Entity” means any member of the Spinco Group.

“Spinco Taxes” means any Taxes allocated to Spinco pursuant to Article II.

“Straddle Period” means any taxable period that begins on or before and ends after the Effective Date.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clauses (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, earnings and profits, overall foreign losses, previously taxed income, separate limitation losses, deferred or suspended losses or deductions, foreign tax credits or other tax credits and all other Tax attributes.

“Tax Detriment” shall mean an increase in the Tax liability of a Person for any taxable period.  Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or suffered from a Tax Item or Items in a taxable period only if and to the extent that the Tax liability of such Person for such period is greater than it would have been if such Tax liability were determined without regard to such Tax Item.

“Tax Group” means any U.S. federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit, Tax Attribute, or any other item which may have the effect of increasing or decreasing Taxes paid or payable.

“Tax Matter” has the meaning set forth in Section 8.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the GGP Business or the Spinco Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with, or required to be supplied to, or filed with, a Taxing Authority with respect to Taxes.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Section 1.02.        Additional Definitions.

(a)           Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

ALLOCATION OF TAX LIABILITIES AND REFUNDS

Section 2.01.        Allocation of Tax Liabilities.

(a)           Income and Other Taxes.

(i)            GGP shall be liable for all Taxes of GGP Entities for all taxable periods; provided that Spinco shall be liable for and shall indemnify GGP from and against all Taxes imposed on a GGP Entity pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) resulting from operations of a Spinco Entity.

(ii)           Except as provided in Section 2.01(b), Spinco shall be liable for all Taxes of Spinco Entities for all taxable periods; provided that GGP shall be liable for and shall indemnify Spinco from and against Taxes imposed on a Spinco Entity pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) resulting from operations of a GGP Entity.

(b)           Restructuring/Distribution Taxes.

(i)            GGP shall be liable for all Restructuring/Distribution Taxes.

Section 2.02.        Allocation of Refunds.

(a)           GGP shall be entitled to all Refunds with respect to Taxes for which GGP is or may be liable pursuant to Article II, and Spinco shall be entitled to all Refunds of Taxes for which Spinco is or may be liable pursuant to Article II.  A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (less any costs or Taxes incurred with respect to the receipt thereof) within ten (10) days after the receipt of such Refund.

(b)           To the extent that the amount of any Refund under this Section 2.02 is later reduced by a Taxing Authority or a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 2.02 and an appropriate adjusting payment shall be made.

ARTICLE III

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 3.01.        Preparation and Filing of Tax Returns.  GGP shall prepare and file all Tax Returns of the GGP Group (including Consolidated Returns of the GGP Group) relating to any taxable period and shall pay all Taxes shown to be due and payable on such Tax Returns.  Spinco shall prepare and file all Tax Returns of the Spinco Group (including Consolidated Returns of the Spinco Group) relating to any taxable period and shall pay all Taxes shown to be due and payable on such Tax Returns.

Section 3.02.        Amended Tax Returns.

(a)           Returns Filed by GGP.  GGP shall, in its sole discretion, be permitted to amend any Tax Return that a GGP Entity is responsible for filing pursuant to Section 3.01; provided, however, that, unless otherwise required by Law or a Final Determination, GGP shall not amend any such Tax Return to the extent that any such amendment would reasonably be expected to cause a Spinco Entity to experience any Tax Detriment (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), without the prior written consent of Spinco, which consent shall not be unreasonably withheld or delayed.

(b)           Returns Filed by Spinco.  Spinco shall, in its sole discretion, be permitted to amend any Tax Return that a Spinco Entity is responsible for filing pursuant to Section 3.01; provided, however, that, unless otherwise required by Law or a Final Determination, Spinco shall not amend any such Tax Return to the extent that any such amendment would reasonably be expected to cause a GGP Entity to experience any Tax Detriment (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used) without the prior written consent of GGP, which consent shall not be unreasonably withheld or delayed.

Section 3.03.        Tax Return Procedures.

(a)           Procedures Relating to the Manner of Preparing Tax Returns.

(i)            All Tax Returns prepared by GGP that include a member of the Spinco Group or by Spinco that include a member of the GGP Group shall be prepared in accordance with past practices, accounting methods, elections and conventions (“Past Practice”), unless otherwise required by Law or agreed to in writing by Spinco or GGP, as applicable.

(ii)           In the event that Past Practice is not applicable to a particular item or matter arising in a Tax Return described in Section 3.03(a)(i), GGP or Spinco, as applicable, shall determine the reporting of such item or matter provided that such reporting is more likely than not to be sustained and provided further that the other Party shall agree as to the reporting of any such item or matter which is not more likely than not to be sustained.  The Parties shall attempt in good faith to mutually resolve any disagreements, including by appointing an Accounting Firm pursuant to Section 9.01, regarding such items or matters prior to the Due Date for filing the applicable Tax Return; provided, that the failure to resolve all disagreements prior to such date shall not relieve the Indemnified Party of its obligation to file (or cause to be filed) such Tax Return.

(b)           Timing of Tax Return Filing and Payments.  All Taxes or Tax Returns required to be paid or filed pursuant to this Article III by either GGP or Spinco to or with an applicable Taxing Authority shall be paid or filed on or before the Due Date for the payment or filing of such Taxes or Tax Returns.

(c)           Review of Tax Returns.  With respect to any Tax Return including Taxes subject to indemnification pursuant to Article IV, the Indemnified Party preparing such Tax Return shall, at least 10 days prior to the Due Date applicable to such Tax Return, prepare and deliver to the Indemnifying Party a schedule showing in reasonable detail the Indemnified Party’s good faith calculation of any indemnification payments to be made by the Indemnifying Party.  The Indemnifying Party shall have the right to review and approve (such approval not to be unreasonably withheld) such schedule.  The Parties shall attempt in good faith to mutually resolve any disagreements, including by appointing an Accounting Firm pursuant to Section 9.01, regarding such schedule prior to the Due Date for filing the applicable Tax Return; provided, however, that the failure to resolve all disagreements prior to such date shall not relieve the Indemnified Party of its obligation to file (or cause to be filed) such Tax Return.

Section 3.04.        Expenses.  Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Article III.

ARTICLE IV

INDEMNIFICATION

Section 4.01.        Indemnification by GGP.  GGP shall pay, and shall indemnify and hold the Spinco Indemnified Parties harmless from and against, without duplication, (i) all GGP Taxes, (ii) all Taxes incurred by Spinco or any Spinco Entity by reason of the breach by GGP of any of its representations, warranties or covenants hereunder, and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 4.02.        Indemnification by Spinco.  Spinco shall pay, and shall indemnify and hold the GGP Indemnified Parties harmless from and against, without duplication, (i) all Spinco Taxes, (ii) all Taxes incurred by GGP or any GGP Entity by reason of the breach by Spinco of any of its representations, warranties or covenants hereunder, and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 4.03.        Characterization of and Adjustments to Payments.  For all Tax purposes, GGP and Spinco agree to treat (i) any payment required by this Article IV (other than payments with respect to interest accruing after the Effective Date) as either a contribution by GGP to Spinco or a distribution by Spinco to GGP, as the case may be, occurring immediately prior to the Effective Date or as a payment of an assumed or retained liability and (ii) any payment of non-federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 4.04.        Timing of Indemnification Payments.  Indemnification payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article IV shall be paid by the Indemnifying Party to the Indemnified Party (i) with respect to Liabilities requiring a payment to a Taxing Authority, not later than one business day prior to the Due Date of such Liability, and (ii) with respect to any other Liabilities, as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification payment.

ARTICLE V

CARRYBACKS, AMENDMENTS AND TAX ITEMS

Section 5.01.        Carrybacks.

(a)           The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b)           To the extent permitted by applicable Law, GGP and Spinco shall waive the right to carryback any Tax Attribute of a member of their respective Groups arising in a Post-Closing Period to a Pre-Closing or Straddle Period; provided, however,  that (i) GGP and Spinco may carryback any Tax Attribute if such carryback claim is reported on a Separate Return, (ii) GGP may carryback any Tax Attribute if such carryback claim is reported on a Consolidated Return of the GGP Group, and (iii) Spinco may carryback any Tax Attribute if such carryback claim is reported on a Consolidated Return of the Spinco Group.

(c)           In the event that, notwithstanding Section 5.01(b), GGP or Spinco is required to carryback Tax Attributes in order to avoid losing the benefit of such Tax Attributes, the Party responsible for filing the Tax Return on which such carryback claim is reported will cooperate with the other Party in seeking from the appropriate Taxing Authority any Refund that would be allocated to the other Party pursuant to Section 2.02 and that reasonably would result from such carryback (including by filing an amended Tax Return) at the other Party’s cost and expense; provided, however, that no Party shall be required or permitted to seek such Refund to the extent that such Refund would reasonably be expected to result in a Tax Detriment to a GGP Entity or a Spinco Entity, as the case may be, (including through an increase in Taxes or a loss or reduction of a Tax Attribute regardless of whether or when such Tax Attribute otherwise would have been used), in each case, without the prior written consent of GGP or Spinco, as applicable, which consent shall not be unreasonably withheld or delayed.

Section 5.02.        Tax Items.

(a)           Tax Items arising in a Pre-Closing Period shall be allocated to the GGP Group and the Spinco Group in accordance with the Code and Treasury Regulations (and any applicable state, local and foreign Laws) and in accordance with the allocation of Tax Liabilities in Article II.  GGP and Spinco shall jointly determine the allocation of such Tax Items arising in

Pre-Closing Periods as soon as reasonably practicable following the Effective Date, and hereby agree to compute all Taxes for all Straddle Periods and Post-Closing Periods consistently with that determination unless otherwise required by Law or a Final Determination.

(b)           To the extent that the amount of any Tax Item is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to or borne by the Party to which such Tax Item was allocated pursuant to Section 5.02(a).

Section 5.03.        Treatment of Deductions Associated with Equity-Related Compensation.

(a)           To the extent permitted by Law, solely GGP or a GGP Entity, as the case may be, shall be entitled to claim any Tax deduction associated with the following items:

(i)            The exercise of any Spinco stock options or stock appreciation rights by any GGP Employee (as defined below) and the vesting of Spinco restricted stock or the vesting or settlement of Spinco restricted stock units held by any GGP Employee and the payment of any dividends with respect to such Spinco restricted stock.

(ii)           The exercise of any GGP stock options or stock appreciation rights by any GGP Employee or, within ninety (90) days after the Distribution, any Spinco Employee (as defined below) and the vesting of GGP restricted stock or the vesting or settlement of GGP restricted stock units held by any GGP Employee or, within ninety (90) days after the Distribution, any Spinco Employee and the payment of any dividends on such GGP restricted stock to a GGP Employee or, within ninety (90) days after the Distribution, a Spinco Employee.

(b)           To the extent permitted by Law, solely Spinco or a Spinco Entity, as the case may be, shall be entitled to claim any Tax deduction associated with the following items:

(i)            The exercise of any GGP stock options or stock appreciation rights by any Spinco Employee ninety (90) days or more after the Distribution and the vesting of GGP restricted stock or the vesting or settlement of GGP restricted stock units ninety (90) days or more after the Distribution held by any Spinco Employee and the payment of any dividends on such restricted stock ninety (90) days or more after the Distribution to a Spinco Employee.

(ii)           The exercise of any Spinco stock options or stock appreciation rights by any Spinco Employee and the vesting of Spinco restricted stock or the vesting or settlement of Spinco restricted stock units held by any Spinco Employee and the payment of any dividends with respect to such Spinco restricted stock.

(c)           The following terms shall have the following meanings:

(i)            “Spinco Employee” means any person employed or formerly employed by any Spinco Entity at the time of the exercise, vesting, settlement, disqualifying disposition or payment, as appropriate, unless, at such time, such person is employed by a member of the GGP Group or was more recently employed by a GGP Entity than by a Spinco Entity; and

(ii)                                  “GGP Employee” means any person employed or formerly employed by any GGP Entity at the time of the exercise, vesting, settlement, disqualifying disposition or payment, as appropriate, unless, at such time, such person is a Spinco Employee.

ARTICLE VI

TAX PROCEEDINGS

Section 6.01.                         Notification of Tax Proceedings.  Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article II, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding.  The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 6.02.                         Statute of Limitations.  Any extension of the statute of limitations for any Taxes or a Tax Return for any Pre-Closing Period or a Straddle Period shall be made by the Party required to file such Tax Return or pay such Taxes to a Taxing Authority; provided that to the extent such Taxes or Tax Return may result in an indemnity payment pursuant to this Agreement by the Party other than the filing Party, the Indemnifying Party may, in its reasonable discretion, require that the filing Party extend the applicable statute of limitations for such period as determined by the Indemnifying Party.

Section 6.03.                         Tax Proceeding Procedures Generally.  Except as provided in Section 6.04, each Party shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding involving a Tax reported (or that, it is asserted, should have been reported) on a Tax Return that such Party is responsible for preparing and filing (or causing to be prepared and filed) pursuant to Article III.

Section 6.04.                         Tax Proceedings in Respect of Indemnified Taxes.

(a)                                  In General.  Notwithstanding Section 6.03, if the Party entitled to control a Tax Proceeding is an Indemnified Party, any defense of the Tax Proceeding shall be conducted by such Party diligently and in good faith; provided, however, that the Indemnified Party shall keep the Indemnifying Party informed in a timely manner of all actions proposed to be taken by the Indemnified Party and shall permit the Indemnifying Party to observe (at its own cost) all proceedings with respect to such Tax Proceeding; and provided further, that, if the applicable Tax Proceeding (or any Adjustments proposed or asserted in connection therewith) reasonably would be expected to give rise to an indemnity obligation in excess of $1 million, in the aggregate, then, unless waived by the Parties in writing, the Indemnified Party shall (a) prepare all correspondence or filings to be submitted to any Taxing Authority or judicial authority in a manner consistent with the Tax Return which is the subject of such Adjustment as filed and timely provide the Indemnifying Party with copies of any such correspondence or filings for the

Indemnifying Party’s prior review and consent, which consent shall not be unreasonably withheld, (b) provide the Indemnifying Party with written notice reasonably in advance of, and the Indemnifying Party shall have the right to attend and participate in (at its own cost), any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority with respect to such Adjustment, (c) not enter into any closing, settlement or other similar agreement with any Taxing Authority with respect to the relevant Tax Proceeding (or any proposed Adjustment) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and (d) not contest any proposed or asserted Adjustment before a judicial authority unless (A) such Adjustment (separately or together with other proposed or asserted Adjustments) reasonably would be expected to give rise to Taxes payable by the Indemnified Party in an amount of $1 million or more, in the aggregate, or (B) the Indemnified Party has received an opinion of a nationally recognized law firm that it is more likely than not to prevail on the merits.

(b)                                 Tax Proceedings in Respect of Restructuring/Distribution Taxes.  Notwithstanding Section 6.03, GGP shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to Restructuring/Distribution Taxes.

ARTICLE VII

TAX STATUS OF THE DISTRIBUTION

Section 7.01.                         Representations and Warranties.

(a)                                  Ordinary Course of Business.  GGP represents that neither it nor any of its Subsidiaries altered the manner in which they satisfied their respective Tax payment obligations as a result of the pendency of the Restructuring and the Distribution.

(b)                                 Tax Treatment of the Restructuring and the Distribution.  Subject to Section 7.02(a), GGP and Spinco intend that each contribution to a corporation for federal income tax purposes in the Restructuring will qualify for non-recognition under Section 351 of the Code and that each distribution by a corporation for federal income tax purposes in the Restructuring and the Distribution will be fully taxable under Section 311 of the Code.

Section 7.02.                         Procedures Regarding Opinions and Rulings.

(a)                                  No Spinco Entity shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Restructuring or the Distribution (including the impact of any transaction on the Restructuring or the Distribution) or take any position on any Tax Return, in any Tax Proceeding, or otherwise that is inconsistent with GGP’s reporting (including as described in Section 7.01(b)) of the Restructuring and the Distribution without the written consent of GGP.

ARTICLE VIII

COOPERATION

Section 8.01.                         General Cooperation.

(a)                                  Subject to Section 8.03, the Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”).  Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i)                                     the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)                                  the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii)                               the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv)                              the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b)                                 Subject to Section 8.03, with respect to any written request by a Party in accordance with the provisions of Section 8.01(a) for access to Information or Representatives of the other Party and members of such other Party’s Tax Group in connection with any Tax Return, Tax Proceeding or otherwise in connection with this Agreement:

(i)                                     The responding Party shall (A) make available to the requesting Party the requested Information within the deadline reasonably agreed upon by the Parties (the “Response Deadline”), and (B) following the Response Deadline, promptly (and no later than five (5) days following its discovery of such Information) make available to the requesting Party any other Information it discovers that is within its possession or control which would reasonably be expected to be relevant to the Information Request.

(ii)                                  In the event that the responding Party breaches its obligations under the preceding sentence by (A) failing to respond to the Information Request by the Response Deadline without providing a legitimate reason for such failure that is reasonably satisfactory to the requesting Party (provided, that the provision of Information by the responding Party after the Response Deadline pursuant to paragraph (b)(i)(B) shall not be deemed to be a breach described in this clause (A)) or (B) withholding Information within its possession or control that is material to the Information Request, then the provisions of paragraph (b)(iii) shall apply.

(iii)                               In the event of a breach described in paragraph (b)(ii)(A) that is not cured within ten (10) days following the Response Deadline or an alleged breach described in Paragraph (b)(ii)(B), the requesting Party shall have the right to engage an independent consulting, accounting or law firm selected in its sole discretion (the “Independent Firm”) to access any and all books, records and other documents of the responding Party and any applicable members of such responding Party’s group or an agent, representative or advisor of the responding Party (or such members of their relevant group) (“Representative”) for purposes of identifying and extracting the Information requested by the requesting Party and the responding Party shall be required to provide to the Independent Firm access to all such books, records and other documents and Representatives; provided, that (x) the Independent Firm shall have executed, for the benefit of both parties, a non-disclosure and confidentiality agreement that is in form and substance customary for similar engagements, (y) such access shall be provided by the responding Party only upon at least two (2) days prior written notice and during reasonable business hours, and (z) in the event of a breach described in paragraph (b)(ii)(A) that is not cured within ten (10) days following the Response Deadline or a breach described in paragraph (b)(ii)(B), as determined by the Independent Firm following its extraction of Information pursuant to this sentence, the costs and expenses of the Independent Firm shall be borne by (i) the responding Party in the event of a breach by the responding Party of paragraph (b)(i), or (ii) the requesting Party in the event there has been no breach by the responding Party of paragraph (b)(i).

Section 8.02.                         Retention of Records.  GGP and Spinco shall retain or cause to be retained all Tax Returns, schedules and workpapers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records or documents.  A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents.  The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 8.03.                         Confidentiality.  Notwithstanding any other provision of this Agreement or any other Transaction Document, any information obtained by either Party under this Agreement shall be kept confidential, except as may be necessary in connection with the filing of Tax Returns or claims for Refunds or in connection with any Tax Proceeding or any dispute, proceeding, suit or action concerning any issues or matters addressed in this Agreement, or unless a Party is compelled to disclose information by judicial or administrative process, or, in the opinion of its counsel, by other requirements of Law.  Spinco shall not be required to make available to GGP or its representatives any books, records, documents or other information that Spinco reasonably determines to be subject to attorney-client privilege; provided, however, that Spinco shall be required to make available to GGP any information reasonably requested by GGP pursuant to Section 8.01 in connection with the preparation of any Tax Return required to be prepared by GGP pursuant to this Agreement or any Tax Proceeding in connection with such Tax Returns.  GGP shall not be required to make available to Spinco or its representatives any books, records, documents or other information that GGP reasonably determines to be subject to attorney-client privilege; provided, however, that GGP shall be required to make available to Spinco any information reasonably requested by Spinco pursuant to Section 8.01 in connection with the preparation of any Tax Return required to be prepared by Spinco pursuant to this Agreement or any Tax Proceeding in connection with such Tax Returns.

ARTICLE IX

MISCELLANEOUS

Section 9.01.                         Dispute Resolution.  Other than as set forth in Section 8.01(b)(iii), with respect to any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute.  In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by GGP and Spinco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only.  The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties.  The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of GGP and its Subsidiaries, except as otherwise required by applicable Law.  The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination.  The fees and expenses of the Accounting Firm shall be paid by the non-prevailing Party.

Section 9.02.                         Tax Sharing Agreements.  All Tax sharing, indemnification and similar agreements, written or unwritten, as between a GGP Entity, on the one hand, and a Spinco Entity, on the other (other than this Agreement or any other Transaction Document), shall be or shall have been terminated on or before the Effective Date and, after the Effective Date, no GGP Entity, on the one hand, or Spinco Entity, on the other, shall have any further rights or obligations with respect to each other under any such Tax sharing, indemnification or similar agreement.

Section 9.03.                         Interest on Late Payments.  With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the earlier of the ninetieth (90th) day or the payment date and thereafter will accrue interest at a rate per annum equal to 9%.

Section 9.04.                         Survival of Covenants.  Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Date and remain in full force and effect in accordance with their applicable terms, provided, however, that the representations and warranties and all indemnification for Taxes shall survive until sixty (60) days following the expiration of the applicable statute of limitations (taking into account all extensions thereof), if any, of the Tax that gave rise to the indemnification, provided, further, that, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

Section 9.05.                         Termination.  This Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

Section 9.06.                         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 9.07.                         Entire Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 9.08.                         Assignment; No Third-Party Beneficiaries.  This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that GGP may assign (i) any or all of its rights and obligations under this Agreement to any of its Affiliates and (ii) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of GGP; provided, however, that, in each case, no such assignment shall release GGP from any liability or obligation under this Agreement nor change any of the steps in the Spinoff Plan.  Except as provided in Article IV with respect to indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09.                         Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 9.10.                         Amendment.  No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement.  No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 9.11.                         Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (x) GGP and Spinco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

Section 9.12.                         Counterparts.  This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 9.13.                         Coordination with the Employee Matters Agreement.  To the extent any covenants or agreements between the Parties with respect to employee withholding

Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 9.14.                         Coordination with the Separation Agreement.  To the extent any representations, warranties, covenants or agreements between the parties with respect to Taxes or other Tax matters are set forth in this Agreement, such Taxes and other Tax matters shall be governed exclusively by this Agreement and not by the Separation Agreement.

Section 9.15.                         Effective Date.  This Agreement shall become effective only upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

GENERAL GROWTH PROPERTIES, INC.

By	/s/ Marvin J. Levine
Name:	Marvin J. Levine
Title:	Senior Vice President

ROUSE PROPERTIES, INC.

By	/s/Michael McNaughton
Name:	Michael McNaughton
Title:	Chief Operating Officer

Signature Page to Tax Matters Agreement